Exhibit 99.1

Chris Butterfield

ESI

503-672-5760

FOR RELEASE on 5/19/08 at 6:00 a.m., Pacific Time

ESI ANNOUNCES SHARE REPURCHASE PROGRAM

PORTLAND, ORE.—May 19, 2008— ESI (Nasdaq: ESIO), a leading provider of world-class photonic and laser systems for micro-engineering applications, today announced that its Board of Directors has approved the repurchase of up to $20 million of the Company’s outstanding shares of common stock, primarily to offset dilution from equity compensation programs. The repurchases will be made at management’s discretion in the open market or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements and are subject to market conditions, share price and other factors. There is no fixed completion date for the repurchase program. The Company had 27,111,544 shares outstanding as of March 29, 2008.

About ESI, Inc.

ESI is a pioneer and leading supplier of world-class photonics and laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company’s industry-leading, application-specific products enhance electronic-device performance in three key sectors—semiconductors, components and electronic interconnect—by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.

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13900 NW Science Park Drive  |  Portland, Oregon 97229  |  503.641.4141  |  www.esi.com